 Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

CONTROL DYNAMICS INTERNATIONAL, L.P.

AND

ENGLOBAL AUTOMATION GROUP, INC.

Dated as of April 6, 2010

i

ARTICLE 7 CLOSING		22

7.1	The Closing	22
7.2	Time, Date and Place of Closing	22
7.3	Purchaser’s Obligations	22
7.4	Seller’s Obligations	22
7.5	Termination of Employment Agreements	23
7.6	Employees	23
7.7	Key Employees	24
7.8	Prorations and adjustments.	24

ARTICLE 8 ACTIONS AFTER CLOSING		24

8.1	Further Action	24
8.2	Further Consents to Assignment	24
8.3	Covenant Not to Complete and Non-Solicitation	24
8.4	Confidential Information	25
8.5	Accounts Receivable	26

ARTICLE 9 INDEMNIFICATION		26

9.1	Indemnification of Purchaser	26
9.2	Indemnification of Seller	27
9.3	Responsibility for Defense	27
9.4	Payment of Fees and Expenses	28
9.5	Right of Set-Off	28
9.6	Rights of Indemnitor and Exclusive Remedy	28

ARTICLE 10 AMENDMENT, WAIVER AND TERMINATION		29

10.1	Amendment	29
10.2	Waiver	29
10.3	Extension	29
10.4	Termination	29
10.5	Effect of Termination	30

ARTICLE 11 MISCELLANEOUS		30

11.1	Cooperation	30
11.2	Severability	30
11.3	Brokers: Expenses	30
11.4	Taxes	30
11.5	Notices	31
11.6	Assignment	31
11.7	No Third Parties	32
11.8	Incorporation by Reference	32

ii

11.9	Counterparts, Faxes and Electronic Signatures	32
11.10	Entire Agreement; Time is of the Essence	32
11.11	Interpretation	32
11.12	Survival of Representations and Covenants	32
11.13	Definition of Knowledge	32
11.14	Governing Law	33

EXHIBIT A		35

EXHIBIT B		36

EXHIBIT C		37

iii

ASSET PURCHASE AGREEMENT

This Agreement is made and entered into effective as of April 1, 2010 between Control Dynamics International, L.P., a Texas Limited Partnership (“CDI” or “Seller”) and ENGlobal Automation Group, Inc., a Texas Corporation (“ENG” or “Purchaser”).

Background

Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain assets of Seller related to the operation of Seller’s business of control systems engineering and manufacturing serving the upstream, midstream, and downstream segments of the energy industry (the “Business”). Purchaser wishes to effect the Purchase of such assets in a manner that shall allow Purchaser to continue to operate the Business for profit as it is currently operating, without being liable for, or being subject to, any liabilities of either the Business or of the Seller other than any liabilities specifically assumed by Purchaser in this Agreement.

Now, therefore, in consideration of the mutual promises and undertakings of the parties hereto, Seller on the one hand, and Purchaser, on the other hand, hereby agree as follows:

Article 1
Sale and Purchase of Assets

1.1           General.  On the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, substantially all of the assets used in connection with the Business of Seller, including but not limited to the following described rights, assets, and properties and the commitment of the Key Employee (as hereinafter defined) to continue to work in the Business and not to compete (but excluding the Excluded Assets as hereafter defined and described):

(a)           Accounts receivable, inventory and work in progress of the Business as of the Effective Date, rights to complete any work performed, any rights under any Sales Contracts assigned to Purchaser the time of Closing, including any described on Schedule 1.1(a) but excluding any described on Schedule 1.2.

(b)           All furniture, fixtures, machinery, equipment, instruments, supplies, tools, inventory, trade fixtures, signs and other tangible personal property used in connection with the Business, specifically including, but not necessarily limited to, any described on Schedule 1.1(b) but excluding any described on Schedule 1.2;

(c)           All rights which may be assigned in and to any all permits, approvals, qualifications, authorizations, licenses, consents, certifications or clearances and the like held or used by Seller in the conduct of the Business issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or local, and all applications therefore (the “Permits”), all of which will (to the extent assignable) be transferred or assigned to

Purchaser at the Closing, including any described on Schedule 1.1(c) but excluding any described on Schedule 1.2.  In the event any such licenses, permits, certifications or the like are not transferable but are, in the good faith, reasonable and informed discretion of Purchaser, necessary or advantageous to the continuation of the Business or to the work in progress, Seller shall reasonably cooperate in any pre-closing or post-closing actions or applications to effect the assignment or transfer of same to Purchaser, or to effect the qualification of Purchaser to acquire, such license(s), permit(s), certification(s) or the like.  Any reasonable post-closing out of pocket costs associated with such efforts of Seller shall be paid by Purchaser.

(d)           All rights in and to the name of “CDI” or “Control Dynamics International” and all other product names, regardless of whether said product names are under trademark protection, together with all logos, trademarks, trade names, patents, patents pending, designs,  telephone numbers, post office boxes, email addresses, web domain names, pictures, graphics and other intellectual property used in connection with the Business, including specifically the intellectual property rights described in Schedule 1.1(d).

(e)           All of the following (each a “Contract” and collectively, the “Contracts”):

(i)           Purchase and Service Contracts.  Seller’s rights under those certain orders, contracts and commitments for the purchase of goods or services listed on Schedule 1.1(e)(i), including specifically but without limitation the contracts for subcontracted services as described on Schedule 1.1(e)(i) (collectively, the “Purchase Contracts”);

(ii)           Sales Contracts and Proposals.  Seller’s rights under orders, contracts, in addition to those contracts set forth in Schedule 1.1(a), proposals and commitments for sales of goods or providing of services including specifically but without limitation all described or referred to on Schedule 1.1(e)(ii) (collectively, the “Sales Contracts and Proposals”);

                (iii)           General Contracts and Commitments.  Confidentiality, non-disclosure and protective agreements; software licenses; leases; licenses (including without limitation licenses under sales agreements); warranties, arrangements, subscriptions and other contracts and agreements with respect or related to the Business (the “General Contracts”) including specifically but without limitation all described or referred to on Schedule 1.1(e)(iii); and

               (iv)           Employment Agreements and Non-Compete Agreements.  The commitment of the Key Employee employed by Seller to enter a binding and enforceable Employment Agreement to be employed in the Business post-Closing in substantially the same capacity and under substantially the same terms and conditions as he had been employed by Seller and to enter into an Agreement not to Compete with the Purchaser in the operation of the Business after Closing or after termination of his Employment Agreement is terminated.

(f)           Books and Records.  Seller’s business books and records or the portions thereof which pertain to or are used for the operation of the Business, including without limitation all original plans, drawings and specifications, and files, drawings, writings and software which embody, describe, analyze, illustrate or otherwise pertain to work performed or to be performed for clients; bid specifications; financial, operating and inventory records; customer lists and records, subject to any and all confidentiality agreements between Seller and said customers; potential customer lists and records; supplier lists and records; business plans; sales and promotional literature; correspondence; information describing or related to Intellectual Property and Intangible Assets of the Business; and other records, files, and papers pertaining to the Purchased Assets, to the extent necessary for Purchaser to operate the Business (collectively the “Plans, Books and Records”).

(g)           Contracts of Insurance.  Seller’s rights under insurance policies arising from or relating to the Purchased Assets (as defined below) or the Assumed Liabilities (as defined in Section 2.2), but only to the extent of benefits under such policies, including rights and proceeds, from claims arising prior to Closing.  Copies of all Insurance Policies shall be subject to Section 5.7 (Preservation of Records);

(h)           Prepayments and Prepaid Accounts.  All prepaid expenses including the deposits, deferred charges, advance payments, purchase rebates, product or service deposits and similar items, whether paid or made by Seller to a third party or by a third party to Seller, not including any deferred bonuses or compensation or tax credits that may be extended to any employees of Seller, which have not been fully earned by the holder thereof at the time of the Closing or which remain subject to some rights of the depositor, including any described on Schedule 1.1(h) but excluding any described on Schedule 1.2.

(i)           Real Property Interests.  Assignment of the office lease listed on Schedule 3.1(w)(iii).

(j)           Working Capital.  Working capital (current assets to be acquired less current liabilities to be assumed) of $268,420.00 the “Working Capital Target”.  The working capital assigned is herein called the “Working Capital”.

As used in this Agreement, the term “Purchased Assets” means the assets, properties, rights, interests, and privileges of every kind and description wherever situated, that constitute the Business, or that are owned or used in connection with the Business, all of which shall be transferred at the Closing to Purchaser free and clear of any liens, encumbrances or rights in any other party, including specifically but without limitation all assets described in subparagraphs 1.1(a) through 1.1(j) above, but expressly excluding the Excluded Assets as defined and described in Section 1.2 below.

1.2           Excluded Assets.  Notwithstanding the foregoing or anything herein to the contrary, Cash accounts and the assets and property described on Schedule 1.2, if any, are not to be conveyed to Purchaser and are not included in the Purchased Assets for purposes of this Agreement.

Article 2
Purchase Price

2.1           Purchase Price.  The purchase price for the Purchased Assets (the “Purchase Price”) shall equal TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00), to be paid as the sum of the Cash Payment at Closing, and Purchaser’s Deferred Payments, plus a contingent amount consisting of the Earn Out Amount. The Purchase Price and Cash Payment will be increased or decreased in an amount by which the Working Capital transferred at Closing exceeds or falls short of the Working Capital Target by more than $25,000.00 (“Adjustment Amount”).

(a)           Provided Seller has satisfied all conditions precedent to Closing, Purchaser shall deliver to Seller as a Cash Payment, as adjusted herein, at Closing of Two Million and no/100 Dollars ($2,000,000.00)

(b)           Purchaser’s unsecured Promissory Note in the principal amount of Five Hundred Thousand Dollars ($500,000.00) bearing interest at 5% per annum,  payable in two (2) annual principal installments of Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00) each,  plus accrued interest, shall be executed and delivered at Closing in the form attached as Schedule 2.1(b).  Seller shall be released from any and all obligations under any and all agreements, including any and all non-compete agreements, between Seller and Purchaser upon the default of any payment of the Promissory Note.

(c)           Bonus Payments.  Five bonus payments of $100,000.00 each will be available to the Seller based upon the Business receiving its first five purchase orders for a Universal Master Control System (“UMCS”). Only purchase orders for a UMCS received on or prior to the date three (3) years following the Closing Date shall qualify for the bonus payment.  Each bonus payment shall be payable within fifteen (15) days of Purchaser receiving final payment for completion of the UMCS.

(d)           The “Earn Out Amount” shall be an amount calculated from Gross Revenues received by Purchaser from the Controls Business in the Earn Out Period, all as herein defined.  The “Earn Out Period” shall be from the Effective Date to December 31, 2010.  “Gross Revenues” shall mean gross revenues calculated in accordance with United States generally accepted accounting principles using Purchaser’s methods of accounting.  The calculation of the Earn Out Amount shall be based upon Purchaser’s reviewed results for the periods of the Earn Out Period.  Gross Revenues received by Purchaser from the Controls Business means Gross Revenues from (i) any Upstream automation and controls business of Purchaser after the Effective Date, plus (ii) any Midstream automation and controls business of Purchaser after the Effective Date coming from (a) customers for which Seller has performed services in the two years preceding the Effective Date, and (b) Midstream automation and controls business from customers which neither Seller nor Purchaser had performed automation and controls business in the two years preceding the Effective Date.  Upstream means revenue from systems related to the wellhead, whether drilling or production systems and including any oilfield services related to wellheads.  This includes either onshore or offshore wells.  Midstream means revenue from systems related to oil and gas transportation and storage.

The Earn Out Amount is a percentage of ONE MILLION DOLLARS ($1,000,000).  The percentage is calculated by (i) the difference of Gross Revenues received by Purchaser from the Controls Business in the Earn Out Period (up to a maximum of $4,500,000) minus $3,250,000 divided by (ii) $1,250,000.  The Earn Out Amount shall be a maximum of ONE MILLION DOLLARS ($1,000,000).  If the difference of Gross Revenues received by Purchaser from the Controls Business in the Earn Out Period minus $3,250,000 is a negative number, then there shall be no Earn Out Amount paid.

The Earn Out Amount shall be paid in immediately available funds on March 15, 2011.

Purchaser shall provide Seller with written statements within 45 days following the end of each calendar quarter as to the calculation of the Gross Revenues received by Purchaser from the Controls Business in the Earn Out Period to the end of such calendar quarter.  Such statements shall provide reasonable detail, and Purchaser shall allow Seller’s representatives at Seller’s written request, but subject to a reasonable confidentiality agreement, to review Purchaser records related to the same.

As soon as practical after December 31, 2010, Purchaser shall provide Seller with a calculation of the Earn Out Amount.  While Seller may object to such calculation, any undisputed amount shall be paid no later than March 15, 2011.  Seller’s acceptance of the undisputed amount shall not waive any rights to dispute the amount due.  Past due amounts shall bear interest at twelve percent (12%) per annum.  Purchaser’s good faith nonpayment of an Earn Out Amount ultimately deemed due shall not be deemed a default of this Agreement, however, the prevailing party in any litigation concerning such matter shall be entitled to recover its reasonable attorneys fees and reasonable costs.

Subject to Purchaser’s rights under the Executive Employment and Noncompetition Agreement for Van Wilson, Purchaser will assign Van Wilson to have the title and duties of Vice President of Operations with principal responsibilities in Purchaser’s Upstream automation and controls business.

Notwithstanding the foregoing, if Purchaser’s corporate parent sells Purchaser (or there occurs another type of transaction the result of which is that Purchaser is directly controlled by an unrelated third party) or Purchaser sells substantially all of its assets, then the Earn Out Amount shall be $1,000,000.  Notwithstanding the provisions of this paragraph, a sale by Purchaser’s corporate parent of substantially all its assets, including Purchaser, shall not trigger the payment of the Earn Out Amount.

2.2           Liabilities.  Except for those listed on Schedule 2.2, Purchaser does not hereby assume, and shall not assume, any obligation or liability of Seller.  Such liabilities are herein called the “Assumed Liabilities.”

2.3           Allocation of Purchase Price.   Purchaser and Seller agree that the Purchase Price of the Business will be allocated to Working Capital acquired, fixed assets acquired or intangible assets.  Such allocation is stated on Exhibit A.

2.4           Purchase Price Adjustment Procedure.  Seller shall prepare a balance sheet (“Closing Balance Sheet”) of Seller as of the Closing on the same basis and applying the same accounting principles, policies and practices that were used in preparing the balance sheet included in the Financial Information (as defined in Section 3.1(e)).  Seller shall then determine the Working Capital as of the Closing (the “Closing Working Capital”) based upon the Closing Balance Sheet.  Seller shall deliver the Closing Balance Sheet and its determination of the Closing Working Capital to Purchaser at the Closing, or if this is not reasonably possible, then within thirty (30) days following the Closing Date.

If within thirty (30) days following delivery of the Closing Balance Sheet and the Closing Working Capital calculation Purchaser has not given Seller written notice of its objection as to the Closing Working Capital calculation (which notice shall state with reasonable specificity the basis of Purchaser’s objection), then the Closing Working Capital calculated by Seller shall be binding and conclusive on the parties and be used in computing any Adjustment Amount.

If Purchaser duly gives Seller such notice of objection, and if Purchaser and Seller fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Closing Working Capital within thirty (30) days of Seller’s receipt of Purchaser’s objection notice, Purchaser and Seller shall submit the issues remaining in dispute to T. J. Hayes & Co., PLLC 616 FM 1960 W. Suite 310 Houston, Texas 77090, independent public accountants (the “Independent Accountants”) for resolution applying the principles, policies, and practices referred to in this Section 2.4.  If issues are submitted to the Independent Accountants for resolution, (i) Seller and Purchaser shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Purchaser within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Seller and Purchaser will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

Upon a final resolution of the need to pay an Adjustment Amount, Purchaser or Seller, as the case may be, shall pay the Adjustment Amount within ten (10) days of the final resolution.

Article 3
Representations and Warranties

3.1           Representations and Warranties of Seller. Seller, to the best of its knowledge and belief, after diligent investigation and inquiry as to all material matters contained in Seller’s responses to Purchaser’s Due Diligence Request, hereby represents, warrants and covenants to Purchaser that, both as of the date hereof and as of the Closing Date:

(a)           Authority.

(i)           Authority of Seller Regarding Agreement.  Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(ii)           Authority of Seller Regarding Seller Documents.  Seller has all requisite power, authority and legal capacity to execute and deliver each agreement, document, or instrument or certificate to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”) and to consummate the transactions contemplated thereby.  Each of the Seller Documents will be, at or prior to Seller’s execution and delivery thereof, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Seller Documents when so executed and delivered will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity,  including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           General

(i)           Seller has good and indefeasible title to the Purchased Assets, free and clear of any lien, claim, charge, encumbrance or other right of any third party except as disclosed on Schedule 1.1(b) and Permitted Encumbrances.

As used herein “Permitted Encumbrances” means (i) liens for current taxes and assessments not yet due and payable, including, but not limited to, liens for non-delinquent ad valorem or personal property taxes, non-delinquent statutory liens arising other than by reason of any default on the part of Seller, (ii) such encumbrances or minor imperfections of title as do not in any material respect detract from the value, and do not interfere with the present use, of the property subject thereto, (iii) liens, for which payment for the goods or services is not past due, imposed by laws, such as carrier’s, warehousemen’s or mechanic’s liens incurred in good faith in the ordinary course of business, and (iv) liens and encumbrances related to any liability and/or obligation to be assumed by Purchaser hereunder.

(ii)           Assuming that all consents to assignment are obtained, the Purchased Assets constitute all of the tangible assets reasonably necessary for, and is adequate in all material respects for, the continued conduct of the Business by Purchaser following the Closing in a manner consistent with the historical practice of Seller in the conduct of the Business.
(c)           Improvements, Fixtures and Equipment

(i)           Seller has good and indefeasible title to all of the items of tangible personal property listed on Schedule 1.1(b), free and clear of any and all liens except as disclosed on Schedule 1.1(b) and Permitted Encumbrances.  The improvements, fixtures and equipment, excepting that which is either obsolete or not currently in use, are sold in reasonably good operating condition and repair and fit for the uses for which intended, ordinary wear and tear excepted.

(ii)           Schedules 1.1(b) and 1.1(e)(iii) sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used in the Business or to which the Business is a party or by which the properties or assets of the Business is bound.  The Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.  The personal property which is subject to such Personal Property Leases is provided AS IS.

(iii)           The Business has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no material default under any Personal Property Lease by the Business or, to the knowledge of Seller, by any party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by Seller.

(d)           Intellectual Property and Intangible Assets.  Schedules 1.1(d) and 1.1(e)(iii) together include all Intellectual Property used, incorporated in or related to the Business.  Seller has ownership of and good and indefeasible title to all of the Intellectual Property included in the Purchased Assets, free and clear of all liens (subject to the rights of licensors and licensees under software licenses), and Seller has (and after Closing Purchaser will have) the right to use and exploit all Intellectual Property included in the Purchased Assets without infringing upon or otherwise violating the rights of any other person.  After Closing Purchaser will have the sole and exclusive right (except as disclosed on Schedule 1.1 (d)) to use and exploit all Intellectual Property listed as Seller Developed Software on Schedule 1.1 (d) without infringing upon or otherwise violating the rights of any other person, and no consent, approval or authorization of any other person will be required for the use or exploitation by the Purchaser after Closing of the Seller Developed Software. Each item of Intellectual Property included in the Purchased Assets is existing and valid and all rights therein are enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).  There is no claim pending or, to the knowledge of Seller, threatened against Seller, and there are no conditions or circumstances known to Seller, which draws or may draw into question any right of Seller (and after Closing, of Purchaser) to use or exploit the Intellectual Property included in the Purchased Assets, and Seller is not aware of any basis for such a claim or of conditions or circumstances which may be a basis for such a claim.  There is no license, assignment, agreement or other instrument to which Seller is a party, other than the Contracts, or by which it or the Purchased Assets are bound, relating to the ownership, use or exploitation by it of any Intellectual Property used in connection with, or otherwise directly related to, the Business.

(e)           Financial Information. Schedule 3.1(e) includes true, correct and complete copies of Seller’s balance sheet as at December 31, 2009 and income statement for the year then ended (the “Financial Information”).  Schedule 3.1(e) includes Seller’s balance sheet and income statement after making adjustments to correct errors discovered by the parties in their due diligence.  Including such adjustments, the Financial Information fairly presents the financial condition as of the date indicated and the results of operations for any period included therein, and except as adjusted has been prepared on a consistent basis throughout the period indicated.  In each case, except as adjusted, the Financial Information has been prepared in accordance with the Business’s historic accounting practices.

(f)           Accounts Receivable.  All accounts receivable reflected in the Closing Balance Sheet (net of allowances for doubtful accounts as reflected thereon) are or shall be valid receivables arising in the Ordinary Course of Business.  Except as described in Schedule 3.1(f), no Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made by Seller with respect to any such receivables.

(g)           Contracts.

(i)           Schedule 1.1(e)(i) is a complete and accurate list of all Purchase Contracts to be acquired by Purchaser.

(ii)           Schedule 1.1(e)(ii) is a complete list of all Sales Contracts and Proposals to be acquired by Purchaser which have associated with them any continuing obligation of performance or liability of either party thereto, including, without limitation, any liability in the nature of continuing service or warranty (whether express or implied) or arising by course of conduct or business.  Each such order, contract or proposal is accurately identified and categorized by customer and product.  Seller has no obligation for any amount related to any warranty claims, actual or contingent, asserted or unasserted, liquidated or unliquidated.  All such Sales Contracts and Proposals are on commercially reasonable terms and conditions and provide for profit margins estimated by Seller to be consistent with past practices of Seller.  The Business has no liability arising out of any injury to individuals or property or damages to business operations as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Business.

(iii)           Schedule 1.1(e)(iii) is a complete and accurate list of the General Contracts to be acquired by Purchaser under this Agreement.

(iv)           With respect to each Contract:

(a)           the Seller has delivered or made available to the Purchaser a true, correct and complete copy of such Contract (including all amendments and modifications thereto);

(b)           Such Contract is in full force and effect and constitutes a valid, legal and binding obligation of Seller, enforceable against it in accordance with its terms, except as limited by any applicable bankruptcy, liquidation, conservatorship, moratorium, rearrangement, insolvency, reorganization or similar laws as in effect from time to time affecting the rights or remedies of the parties to contracts generally (hereafter “Debtor Relief Laws”) and constitutes a valid, legal and binding obligation of each third party thereto, enforceable against such third parties in accordance with its terms, except as limited by Debtor Relief Laws;

(c)           except as described on Schedule 3.1(g)(iv)(c) neither Seller nor, to Seller’s knowledge, any other party to such Contract is in breach or default thereunder in any material respect, no notice of default, defense, set-off, counterclaim, termination, cancellation or acceleration has been received by any party with respect thereto, and to Seller’s knowledge, there exists no event or condition that would constitute a breach or violation thereof, or a default thereunder, or give rise to any right of set-off, counterclaim, termination, cancellation or acceleration pursuant thereto, and the Seller does not know of any threat to cancel, or not to renew or extend, any such Contract;

(d)           Seller has neither given nor received notice of repudiation of such Contract and there are no disputes with respect to such Contract nor any agreements or understandings (whether written or oral) in connection therewith; and

(e)           such Contract, together with each other Contract, constitute substantially all of the contracts, commitments and arrangements involved in or necessary to the conduct of the Business as of the date of this Agreement.

(h)           Permits.  Except as described on Schedule 3.1(h), the Permits include all permits, approvals, qualifications, authorizations, licenses, consents, certifications or clearances and the like issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or local, which is required for the conduct of the Business.  Seller is not in material default, breach or noncompliance under any of the Permits and there are no actions, proceedings, investigations or surveys pending or, to the knowledge of Seller, threatened against the

Business that could reasonably be expected to result in the suspension or cancellation of any such Permits.  Seller does not warrant that its Permits may be assigned to Purchaser.

(i)           Plans, Books and Records.  The Plans, Books and Records are located at the business office of Seller and copies or excerpts from items included within the Plans, Books and Records provided to Purchaser are true, correct and (except as may be noted therein) complete copies of the originals.

(j)           Prepaid Items and Deposits.  Section 1.1(h) includes all prepaid and similar items related to the Business, including, without limitation, all prepaid expenses, deposits, deferred charges, advance payments, and other prepaid items paid or received by Seller with respect to the Business.

(k)           Accounts Payable.  All Accounts Payable due prior to the date hereof, including without limitation refunds, license fees, warranty claims or service, royalties, accrued interest and other amounts owed in connection with the Business have been made, and Seller is not in default with respect to any of the Accounts Payable.  No obligee of any of the Accounts Payable has asserted, or to the best of Seller’s knowledge has reason to assert, any default of any of Seller’s obligations related to any of the Accounts Payable.

(l)           Liens and Encumbrances; Tax Matters.  Except as described on Schedule 3.1(l), the Purchased Assets are, and immediately prior to the time of Closing will be, owned by Seller free and clear of any and all liens, claims, charges or encumbrances whatsoever and any right of any party other than Seller other than Permitted Encumbrances.  Except for the Permitted Encumbrances, the Purchased Assets are not in any manner encumbered by liens arising out of unpaid taxes, governmental fees, levies or other governmental charges or assessments which are due and payable nor shall any such lien arise on account of any taxes due for any period prior to the Closing.  All tax returns, declarations of estimated tax and tax reports  required to be filed by Seller have been filed in timely fashion with the appropriate government agency, and all federal, state and local income, profits, employment, franchise, sales, use, occupation, property, excise or other taxes or charges, and all required estimated payments in respect thereof, applicable to the Business have been paid when due and Seller has withheld and paid to the appropriate taxing authority or jurisdiction any and all amounts required by law or agreement to be withheld from the wages or salaries of its employees.  There are no agreements by Seller for the extension of the time for the assessment of any tax, and all Federal, foreign, state, county and local taxes due and payable by Seller have been paid.  Seller has provided Purchaser with a copy of any audit report resulting from any audit performed with respect to any tax return filed or required to be filed by Seller in the past five (5) years.

(m)           Environmental Matters. Neither Seller nor Seller’s General Partner has received any notice from any governmental authority or other person respecting or related to any actual, threatened or potential release of Hazardous Materials, and no investigation or proceeding with respect to Hazardous Materials or Hazardous Materials Contamination is threatened,  anticipated or in existence with respect to the real property used in operation of the Business or in any other manner otherwise related to the operation of the Business.  As used herein, the term “Hazardous Materials” means pollutants, contaminants, pesticides, petroleum and petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, mold, asbestos, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et. seq., as amended and reauthorized (“CERCLA”), and (ii) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, 42 U.S.C., § 6902, et. seq., as amended and reauthorized (“RCRA”).  As used herein, the term “Hazardous Materials Contamination” shall mean contamination (whether presently existing or hereafter occurring) of premises, buildings, facilities, soil, groundwater, air or other elements as a result of Hazardous Materials.

(n)           Employees.  Seller has provided Purchaser with a complete and accurate listing of (i) all employees currently involved in the operation of the Business and all contracts or other arrangements under which they are currently employed, and (ii) all pension, retirement, profit-sharing, employee stock option or stock purchase, bonus, deferred compensation, incentive compensation, life insurance, health insurance, fringe benefit, or other employee benefit plans of Seller, or applicable to the Business or its employees. The operation of the Business is presently in compliance in all material respects with, and at all times prior to the date of the Closing will have been in compliance in all material respects with, any and all job safety requirements applicable thereto, including without limitation any and all requirements of the Occupational Safety and Health Act of 1970, as amended, and any other requirements of any governmental authority with respect to the health or safety of workers.  In the past five years, Seller has received no notice of any failure to comply with any such law, order, rule or regulation, nor is any such complaint pending or threatened from any other party.  Seller has provided Purchaser with a copy of any report resulting from any audit, study or review performed with respect to health or safety of workers employed by Seller.  In the past five years, Seller has not entered into any agreements with respect to health or safety matters, nor has Seller been subject to any complaint with respect to worker safety or health, nor is Seller or any Shareholder aware of any fact or circumstance which would give rise to any such claim.  Seller has no current obligations concerning employees or employee’s safety in regard to any previous failure by it to comply with any governmental law, order, rule or regulation.

(o)           Partnership Matters.  Seller is a Limited Partnership duly organized, validly existing and in good standing under the laws of the State of Texas.  Seller is not authorized to transact business in any state other than the states of Texas and the nature and operation of its business does not require it to be so authorized.

           (p)           Finders.  Except as disclosed in Section 11.3, Seller has not engaged, nor is it directly or indirectly obligated to, anyone acting as a broker, finder, or in any other similar capacity in connection with the purchase of the Purchased Assets or any other transaction contemplated by this Agreement.

(q)           No Material Events.  The Business has been conducted only in the ordinary course since December 31, 2009, and (other than expenses of the Business related to compensation and benefits to the Partners of the Company) no event, condition, circumstance, or occurrence which has had or is likely to have a material adverse effect on the Purchased Assets, the Business or its condition (financial or otherwise) has occurred since that date.

(r)           No Conflicts; Compliance and Consents.

(i)           No Conflict.  None of the execution and delivery by Seller of this Agreement and the other Seller Documents to which Seller is a party, the consummation of the transactions contemplated hereby and thereby, or the compliance by Seller with any of the provisions thereof will (i) conflict with, or result in the breach of, any provision of the certificate of partnership, partnership agreement or comparable organizational documents of the Business; (ii) except for rights of contract parties upon Seller’s assignment of that contract and possible breach resulting from the assignment, conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller or the Business is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which Seller or the Business is bound; or (iv) result in the creation of any lien upon the properties or assets of Seller or the Business except, in case of clauses (ii), (iii) and (iv), for such violations, breaches, terminations, defaults or creations of liens as would not, individually or in the aggregate, have a material adverse effect.

(ii)           Compliance.  All laws, rules, regulations and restrictions affecting the Purchased Assets or the conduct of the Business as actually conducted in the past or currently, have been complied with in all material respects and all returns, reports and other information with respect to the Purchased Assets have been filed as appropriate with any governmental authority or any other person, as required by law, course of practice or custom.

(iii)           Third Party Consent.   Except as set forth in Schedule 3.1 (r) (iii), Seller is not required to obtain the consent of, or give notice to, any third party by reasons of the transactions contemplated by the Seller documents.

(s)           No Litigation.  Except as described in Schedule 3.1(s), there is no litigation, proceeding, action, claim, or governmental investigation pending or to Seller’s knowledge threatened against or relating to the Purchased Assets which would, individually or in the aggregate, have a material or adverse effect on the Business, and Seller does not have knowledge of any facts or circumstances which could give rise to any such litigation, proceeding or investigation.  Seller is not subject to any notice, writ, injunction, order, or decree of any court, agency, or other governmental authority which would materially or adversely affect the Business or the consummation of the transaction contemplated hereby.

(t)           Restrictions on Business Activities.  There is no agreement, judgment, order, writ, injunction or decree binding upon, or governmental or regulatory action taken against or involving the Business or any of its assets, properties or, to the knowledge of Seller, the employees of the Business, which has had or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Business or Purchaser, any acquisition of property by the Business or Purchaser, or the conduct of business by the Business or Purchaser as currently conducted.

(u)           True and Complete Copies.  Seller has delivered or made available to Purchaser materially true, complete and accurate copies of all executory contracts, agreements, Financial Information, Books and Records and other documents deliverable to Purchaser under this Agreement or related to the Business, together with all modifications thereof and amendments thereto.

(v)           Guaranties.  The Business is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other person.

(w)           Real Property.

(i)           Schedule 3.1(w)(i) sets forth a complete list of all real property and interests in real property leased by the Business as tenants (individually, a “Real Property Lease” and a “Leased Property”).  The Business does not own in fee any real property or other interest in real property.

(ii)           The Leased Property constitutes all interests in real property currently used or currently held for use in connection with the Business and which is necessary for the continued operation of the Business as the business is currently conducted.  The Business has a valid and enforceable leasehold interest under the Real Property Lease, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Business has not received any written notice if any default or event that with notice or lapse of time, or both, would constitute a default by the Business under the Real Property Lease.  All of the Leased Property, buildings, fixtures and improvements thereon leased by the Business are provided AS IS.  Seller has delivered or otherwise made available to Purchaser a true, correct and complete copy of the Real Property Lease, together with all amendments, modifications or supplements, if any, thereto.

(iii)           The Business has all material certificates of occupancy and material permits necessary for the current use and operation of the Leased Property, and the Business has fully complied with all material conditions of such permits which are applicable.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any material permit.  No dispute currently exists with any governmental body having jurisdiction over the Leased Property with respect to any real property law or the application thereof to the Leased Property.

(iv)           To the knowledge of the Seller, there does not exist any actual or threatened or contemplated condemnation or eminent domain proceedings that affect the Leased Property or any part thereof, and Seller has not received any notice, oral or written, of the intention of any governmental body or other person to take or use all or any part thereof.

(v)           Seller has not received any written notice from any insurance company that has issued a policy with respect to the Leased Property requiring performance of any structural or other repairs or alterations to such Leased Property.

(vi)           Except for amounts as shown in Seller’s accounts payable, Seller does not owe any money to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Leased Property within the past nine months.

(x)           Disclosure.  Neither any representation or warranty contained herein, nor any information contained in any Schedule or Exhibit to this Agreement, taken as a whole, contain or shall contain an untrue statement of a material fact, nor do the Financial Information, representations, warranties and other information, taken as a whole, omit to state, nor will they omit to state, any material fact necessary in order to make the statements made not misleading in light of the circumstances in which they were made.   A fact shall be considered material if there is a substantial likelihood that a reasonable purchaser would consider it important in making an investment decision and the purchaser relied on the fact in making its investment decision.

3.2           Purchaser’s Representations and Warranties.  Purchaser hereby represents and warrants to Seller that, both as of the date hereof and as of the time of Closing:

(a)           Organization and Existence.  Purchaser is a Texas corporation and is duly organized, validly existing, and in good standing under the laws of the State of Texas.

(b)           Power and Authority.  Purchaser has full corporate power and authority to execute, deliver, and perform this Agreement.

(c)           Authorization.  The execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action on the part of Purchaser.

(d)           Binding Effect.  This Agreement is a valid, binding and legal obligation of Purchaser, enforceable in accordance with its terms, except as limited by Debtor Relief Laws.

(e)           No Default.  Neither the execution and delivery of this Agreement nor Purchaser’s performance of any of its obligations hereunder will violate or breach, or otherwise give rise to a default under, the terms or provisions of Purchaser’s governing documents, or any material contract, commitment, instrument, notice, writ, injunction, order or decree of any court, agency, or other governmental authority or other obligation binding on, applicable to or enforceable against Purchaser.  Purchaser has no knowledge of any event or circumstance which would make any representation or warranty of Seller as made herein untrue in any material respect.

           (f)           Finders.  Except as disclosed in Section 11.3, Purchaser has not engaged, nor is it directly or indirectly obligated to, anyone acting as a broker, finder, or in any other similar capacity in connection with the purchase of the Purchased Assets or any other transaction contemplated by this Agreement.

(g)           Source of Financing.  Purchaser has cash on hand and a fully committed line of credit with more than adequate capacity to complete the transactions contemplated in this Agreement.

(h)           Purchaser’s Knowledge.  Purchaser has no knowledge of any inaccuracy or breach of any representation or warranty or violation of any covenant by Seller contained in this Agreement or any of the documents herein contemplated.

Article 4
Actions Before Closing

4.1           General Inspection and Tests.  Between the date hereof and the Closing, unless this Agreement is sooner terminated, Seller will afford Purchaser and Purchaser’s representatives full and free access, during normal business hours, to all of Seller’s assets, properties, books, records, financial statements, corporate documents, accountants’ work papers, contracts and insurance policies related to the Business, to Seller’s personnel, accountants, customers, clients, contractors and suppliers in connection with the Business, provided that any such access must be used by Purchaser in a manner that does not unreasonably disrupt the operation of the Business, and will furnish Purchaser during such period with all such information concerning the Business as Purchaser may reasonably request.  Access to Seller’s customers and clients will be done in conjunction with Seller and with Seller’s input.  Seller will use its commercially reasonable best efforts to arrange introductions to such customers and clients as Purchaser specifies.

4.2           Interim Conduct of the Business.  From the date of this Agreement to the Closing, Seller shall conduct the Business only in the ordinary and usual course, using reasonable efforts to preserve intact business relationships with suppliers, customers, employees, creditors and others having business dealings with the Business in a manner consistent with the historical practice of Seller in the conduct of the Business, preserving, protecting and maintaining the Purchased Assets in a manner consistent with the historical practice of Seller in the conduct of the Business, and continuing performance in the ordinary course of its obligations under the contracts described or referred to in Section 1.1(e). Pending Closing Seller shall not agree to any material changes in the compensation of employees or officers, enter into any transactions with affiliates of Seller or enter into any other material contract without first consulting Purchaser. Pending Closing, Seller will not solicit from any other person, firm or corporation any inquiries or proposals related to the disposition of all or any significant portion of the Purchased Assets or the Business or pursue or engage in discussions with respect thereto.  During this period, Seller will also assist Purchaser as and to the extent (and only as and to the extent) requested by Purchaser in negotiating agreements acceptable to Purchaser with any customer of the Business.  As and to the extent that any Contract is not assigned as a result of the same not being assignable, Seller and Mr. Anthony George shall work with Purchaser following Closing to attempt to obtain all such approvals and upon obtaining the same will immediately assign Purchaser.  Pending such assignment, at Purchaser’s written election, Purchaser shall perform and discharge fully all the obligations of Seller thereunder from and after the date of Closing and indemnify Seller for all  costs, expenses, and liabilities arising out of such performance by Purchaser.  In such instances, Seller shall, without further consideration therefor, pay, assign, and remit to Purchaser promptly all monies, rights, and other considerations received in respect of such performance.  In such instances, Seller shall promptly exercise or exploit its rights and options under all such contracts, agreements, and commitments only as reasonably directed by Purchaser and at Purchaser’s expense, and if and when any such consent shall be obtained or such contract shall otherwise become assignable, Seller shall promptly assign all its rights and obligations thereunder to Purchaser and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations.

4.3           Liens.  The Purchased Assets shall be subject to no liens or encumbrances other than Permitted Encumbrances.  Any other liens and encumbrances against the Purchased Assets shall be satisfied and Seller shall, prior to Closing, file or cause to be filed with the Texas Secretary of State’s office and any applicable local County Clerk, a termination statement for any lien or encumbrance affecting any of the Purchased Assets not consented to by Purchaser other than Permitted Encumbrances.

4.4           Notices of Certain Events.  Each of Purchaser and Seller shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the purchase of the assets of the Business; (ii) any notice or other communication from any governmental body in connection with the purchase of the assets of the Business; (iii) any actions, suits, claims, investigations or proceedings commenced or, to their knowledge, threatened against, relating to or involving or otherwise affecting Purchaser, Seller or the Business, or that relate to the consummation of the purchase of the assets of the Business; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Contracts and would likely result in a material adverse effect on the Business; and (v) any change that would have a material adverse effect for Purchaser or Seller, or otherwise delay or impede the ability of Purchaser, Seller or the Business to perform their respective obligations pursuant to this Agreement and to effect the consummation of the purchase of the assets of the Business.

4.5           Lease Consent.    Seller shall use reasonable commercial efforts to obtain the consent of landlord to assign the Real Property Lease to Purchaser.  Purchaser shall cooperate with Seller as is reasonably necessary to assist Seller in obtaining the consent.

Article 5
Additional Agreements

5.1           Access to Information.  Seller shall afford Purchaser and its representatives, specifically including but not limited to Gainer, Donnelly & Desroches, LLP, full access during normal business hours, on reasonable advance notice, during the period prior to the earlier of the Effective Date or the date of termination of this Agreement in accordance with its terms, to (i) all of the Business’s premises, properties, personnel, books, contracts, documents, commitments and records (including tax records), and (ii) all other information concerning the business, prospects, operations, properties, assets, taxes, condition (financial or other), results of operations and personnel of the Business as Purchaser may reasonably request.  Seller agrees to provide to Purchaser and its representatives copies of internal financial statements promptly upon request.

5.2           Confidentiality.

(a)           Prior to the Effective Date, each of the parties shall, and shall cause their representatives to, treat and hold as such all of the Confidential Information (as defined below) of the other parties, and refrain from using such Confidential Information except in connection with this Agreement and the transactions contemplated herein.  In the event that any party or its representatives are requested or required (by oral questions or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, or pursuant to applicable stock exchange rules and regulations) to disclose any Confidential Information, that party will notify the party providing such Confidential Information (the “Providing Party”) promptly of the request or requirement so that the Providing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2(a).  If, in the absence of a protective order or the receipt of a waiver hereunder, any of the parties or their respective representatives are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or stock exchange or else stand liable for contempt; provided, however, that the disclosing party shall, and shall cause its representatives to, use its commercially reasonable best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

(b)           For purposes of this Agreement, “Confidential Information” means any written or oral information and data of a confidential nature disclosed by one party to the other(s), including but not limited to proprietary, developmental, technical, marketing, sales, operating, performance, cost, know-how, policy, business, and process information, computer programming techniques, samples, models and prototypes, or parts thereof and any information of a technical nature concerning research and development and engineering activity disclosed by the disclosing party, without limitation, software or firmware code, semiconductor or printed circuit board payout diagrams, product designs or specifications, manufacturing know-how, and patent applications.  Confidential Information shall also expressly include the terms and conditions (but not the existence) of this Agreement.  Notwithstanding the foregoing, the parties agree that Confidential Information shall expressly exclude any information which (a) is already in the public domain through no breach of this Agreement or any prior confidentiality agreement, provided, however, that Confidential Information shall not be deemed to be in the public domain merely because any part of the Confidential Information is embodied in general disclosures or because individual features, components or combinations thereof are now or become known to the public; (b) was lawfully in the possession of the receiving party prior to receipt from the disclosing party; (c) is received independently from a third party free to lawfully disclose such information to the receiving party; or (d) is subsequently independently developed by the receiving party, without use of the information received from the receiving party, provided that the receiving party shall have the burden to show such independent development.

(c)           In the event that this Agreement is terminated in accordance with its terms, each party shall, and shall cause their respective representatives to, promptly redeliver to the other or destroy (and confirm such destruction in writing) all written Confidential Information and not retain any copies, extracts or other reproductions in whole or in part of such written material.  In such event all documents, memoranda, notes and other writings or media prepared by Purchaser or any of its representatives or by Seller, the Business or any of their representatives, based on the information in such material shall, at the request of the other party, be destroyed, and such destruction shall be confirmed in writing.

(d)           Notwithstanding anything to the contrary herein, the receiving party may disclose such Confidential Information as is reasonably necessary to comply with any applicable federal and state securities or tax laws.  Public disclosures required by any applicable federal or state securities laws shall be made as contemplated in Section 5.3.

5.3           Public Disclosure.  Unless otherwise permitted by this Agreement, Purchaser and Seller shall consult with each other before issuing any release or otherwise making any public statement or making any other public (or non-confidential) announcement or disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall be unreasonably withheld or delayed); provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law and, in the case of Purchaser, any listing or trading agreement concerning the publicly-traded securities of ENGlobal Corporation (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

5.4           Further Assurances.

(a)           Prior to the Closing, each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement; provided, however, that Purchaser shall not be obligated to consent to or accept any divestiture or operational limitation imposed by any governmental agency or court in connection with the purchase of the assets of the Business or to make any payment or commercial concession to any third party as a condition to obtaining any required consent or approval of any third party.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b)           The Business shall use its commercially reasonable efforts to cause any and all employees who develop or create intellectual property rights in the course of performing activities for the Business to execute and deliver a proprietary information and inventions agreement assigning any such intellectual property rights to the Business.

5.5           Notification of Certain Matters.  Each of the Purchaser and Seller agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of the representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.6           Business Disclosure Schedule.  Seller will make available to Purchaser a reasonable time prior to the Closing, copies of all items set forth on the Disclosure Schedules and any and all other consents, documents or agreements to be delivered hereunder which have not previously been delivered to purchaser, which such other consents, documents or agreements shall be in form and substance reasonable satisfactory to Purchaser.

5.7           Preservation of Records.  Seller and Purchaser agree that each of them shall preserve and keep the records held by them relating to the Business for a period of six years from the Closing Date and shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or Purchaser or in order to enable Seller and Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

Article 6
Conditions

6.1           Conditions Precedent to Purchaser’s Obligations and Closing.  The following obligations and deliveries from Seller are express conditions precedent to the obligation of Purchaser to consummate the transactions and payments at Closing contemplated by this Agreement and are subject to the satisfaction of the following conditions at or prior to the Closing:

(a)           Each representation and warranty of Seller contained in this Agreement shall be certified by Seller as true, accurate and complete in all material respects as of the date of this Agreement and shall be deemed to have been remade as of the Closing Date to be true, accurate and complete in all material respects as of the Closing Date.  If Seller provides updated Disclosure Schedules as of the Effective Date at the Closing, changes to the Disclosure Schedules must be reasonably acceptable to Purchaser.

(b)           Seller shall have delivered all instruments and documents and performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing and shall have delivered to Purchaser all documents of conveyance and transfer, business records of account, documents, certificates and instruments required to be delivered under the terms of this Agreement.

(c)           Except for (i) customer and client consents, and (ii) those waived by Purchaser in a writing signed by its agent with authority to do so, Seller or Purchaser shall have obtained of all of the consents, approvals, modifications or effective waivers thereof, reasonably requested by Purchaser, including without limitation those referred to on Schedule 3.1 (r)(iii).

(d)           There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated by this Agreement and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

(e)           Purchaser shall have determined in Purchaser’s sole discretion that there are no matters or events disclosed by Purchaser’s investigations which, in Purchaser’s reasonable and good faith judgment, would have a material adverse effect on the Purchased Assets.

(f)           There shall not have occurred, in Purchaser’s reasonable good faith judgment, any material adverse change, or any event or circumstance which could result in a material adverse change in the Business, its prospects, the Purchased Assets or their value, or any development which materially and adversely affects, or which could materially and adversely affect, as a result of the consummation by Purchaser of the transactions contemplated hereby or otherwise, the Purchased Assets, their value, the Business or its prospects.

(g)           Seller shall have provided to Purchaser evidence satisfactory to Purchaser that the approval of any applicable governmental authority required in order to consummate the transactions herein described has been obtained.

(h)           Anthony George shall have executed and delivered a Consulting Agreement in the form attached as Exhibit B.

                                (i)           Van Wilson shall have executed and delivered an Employment Agreement including a Covenant not to Compete where necessary and appropriate and in the form attached as Exhibit C.

6.2           Conditions to Seller’s Obligations and Payments at Closing.  The obligation of Seller to consummate the transactions contemplated by this Agreement at Closing is subject to satisfaction of the following conditions at or prior to Closing:

(a)           Each representation and warranty of Purchaser contained in this Agreement shall be true, accurate, and complete in all material respects as of the date hereof and as of the Closing and there has been no adverse material change in the value of the Business and Assets, nor loss of any work in process.

(b)           Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing, and Purchaser shall have delivered all documents, certificates, and instruments required to be delivered by Purchaser under the terms of this Agreement.

(c)           There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated by this Agreement and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending.

Article 7
Closing

7.1           The Closing.  As used in this Agreement, the term “Closing” means the time at which the transactions contemplated hereby will be consummated after satisfaction or waiver of the conditions set forth in Section 4.

7.2           Time, Date, and Place of Closing.  The Closing shall occur at the office of Purchaser at 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060 on April 6, 2010 at 2:00 p.m. CDT (the “Closing Date”), to be effective for all purposes as of 12:01 a.m. on April 1, 2010 or at such other time and date as the parties may mutually agree upon in writing (the “Effective Date”).

7.3           Purchaser’s Obligations.  Provided and subject to Seller satisfying all of its obligations and deliveries under Article 6, then and in that event at the Closing:

(a)           Cash Payment at Closing.  Purchaser shall deliver to Seller a cashier’s check or wire transfer in the amount of the $1,895,877.27 for the Cash Payment required by Section 2.1(a) hereof as adjusted.

(b)           Purchaser shall adjust the Cash Payment to include its prorata share of the Personal Property taxes for the tax year ending December 31, 2010 in the sum of $666.47.

(b)           Purchaser shall execute and deliver to Seller, the documentation supporting the Deferred Payments in the form of Schedule 2.1 (b).

(c)           Guaranty of the obligations of Purchaser hereunder and under each instrument and agreement contemplated hereby by ENGlobal Corporation (“Guaranty”);

(d)           Employment Agreement by and between Purchaser and Van Wilson;

(e)           Shared Assets and Services Agreement between Purchaser and Nautical Control Solutions, L.P.

(f)           Purchaser shall deliver such other documents, certificates, and other items as may be reasonably required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Seller to effectuate the transaction herein described.

7.4           Seller’s Obligations.  At the Closing:

(a)           Seller shall execute and deliver to Purchaser (i) the Bill of Sale in the form of Schedule 7.4(a) and the Assignment, Assumption Consent and release of Liability in the form of Schedule (a-2); and (ii) a Certificate, including certification of  the existence and good standing of Seller, verifying the accuracy of all representations and warranties of Seller, and the adoption by the General and Limited Partners of Seller of resolutions authorizing and approving the transaction.

(b)           Seller shall deliver to Purchaser physical possession, instruments of title where necessary, and a Bill of Sale transferring ownership of and title to the Purchased Assets, free and clear of any and all liens, claims and encumbrances.

(c)           Certificates setting forth the incumbency of the Partnership and attaching the Certificate of Partnership and the Partnership Agreement.

(d)           Provide any lien terminations contemplated by Section 4.3.

(e)           Approval by Seller’s landlord of the transfer of Seller’s lease to Purchaser.

(f)           Seller has prepared an Amendment to its Certificate of Partnership changing its name from Control Dynamics International, LP to Angeo, LP.  Upon consummation of this transaction, Seller will cause to be delivered to the Secretary of State of Texas, the Amendment together with the applicable fee necessary to change the name.  Seller shall also provide to Purchaser evidence that Seller has abandoned any assumed name containing the words “CDI” or  any word or words similar thereto.

(g)           Seller shall supply updated Disclosure Schedules, if required, to reflect changes between the date hereof and the Effective Date.

(h)           Seller shall reduce the Cash Payment due in the sum of $24,250.20 the accrued and unused vacation and sick leave for any employees hired by Purchaser in accordance with Section 7.6.

(i)           Seller shall reduce the Cash Payment due in the sum of $80,539.00 to reflect the estimated short fall in the Working Capital.  This number shall be subject to increase or decrease in accordance with the post-closing Purchase Adjustment Procedure in Section 2.4.

Seller further agrees to deliver such other documents, certificates, and other items as may be required to be delivered pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser to effectuate the transaction herein described.

7.5           Termination of Existing Employment Agreements.  Effective as of the Effective Date, Seller shall take such actions as may be necessary to terminate without liability any existing employment agreements currently in effect with Seller (other than accrued payroll owed at and as of the time of the Effective Date).

7.6           Employees.  Purchaser shall not be obligated to offer employment to any of Seller’s employees, but may at its option offer to employ such of Seller’s employees on such terms as Purchaser may determine in its sole discretion, except that compensation levels will be at least equivalent to those now in place as disclosed to Purchaser.  Any offer of employment which Purchaser extends to Seller’s employees is conditioned upon the Closing.  Seller shall be responsible for, and shall pay as of the time of the Effective Date all obligations of Seller to all current and former employees of the Business for accrued payroll, commissions and other compensation, and any and all termination pay, stay-on compensation, deferred compensation, retirement, pension, profit sharing, vacation or sick leave rights owed to current or former employees of the Business as of the Effective Date.  At Closing, Seller shall be responsible for accrued and unused vacation and sick leave for any employees hired by Purchaser that accrued while in the employment of Seller.  Accrued vacation and sick leave shall be carried forward and credited to each employee’s account.  Delays on the provision of employee benefits shall be waived to the maximum extent possible.

7.7           Key Employee.  Purchaser has determined that Van K. Wilson is vital to the viability and success of the Business is a Key Employee of Seller (“Key Employee”) in which event such Key Employee shall be offered an Employment Agreement on terms and conditions acceptable to Purchaser to be signed prior to Closing as a condition of Closing, but which shall become effective only upon Closing,

7.8           Prorations and adjustments.  At the Closing, the parties will additionally prorate ad valorem taxes based on prior years’ taxes and will make adjustments for deposits and other similar items as they may agree.

Article 8
Actions After Closing

8.1           Further Action.  After Closing, Seller will, without further cost or expense to Purchaser, execute and deliver to Purchaser (or cause to be executed and delivered to Purchaser) such additional instruments of conveyance and transfer and take such other and further actions as Purchaser may reasonably request to assign, transfer to and vest in Purchaser, and to put Purchaser in possession and operating control of, all or any part of the Purchased Assets and the Business.  No such instrument shall contain any representation, warranty, or covenant not contained in this Agreement or any document delivered pursuant to this Agreement or the transactions contemplated hereby.  No such instrument or action may increase in any way the liability of Seller.

8.2           Further Consents to Assignment.  As and to the extent Seller shall have failed to obtain prior to Closing the consent or approval (or an acceptable effective waiver thereof) of any person or persons in respect of any item from whom such consent is required pursuant to the terms hereof, or shall have failed to obtain any other consent to the assumption of any contract included as a part of the Purchased Assets, if Purchaser shall nonetheless have elected to proceed to purchase the Purchased Assets, at the written request of Purchaser, Seller shall continue to use reasonable efforts to obtain from such person or persons the consents or approvals (or effective waivers thereof).  Purchaser shall use reasonable efforts to assist Seller in obtaining consents.

8.3           Covenant Not to Compete and Non-Solicitation.  As further consideration for the covenants and agreements herein contained and for the purpose of inducing Purchaser to enter into the Purchase Documents, a transaction that Anthony George acknowledges will benefit him individually, Seller and Anthony George (as evidenced by his signature below, but Anthony George shall be considered a party to this Agreement only for the purposes of this Section 8.3 and Sections 8.4, 9.1, and 11.15) agree not to directly or indirectly conduct any business in competition with the Business or its products or services, both as conducted as of the Closing Date and as conducted thereafter substantially in accordance with Seller’s written business plans of the Business as they exist as of the date of Closing, anywhere within the states of Texas, for a period of  three (3) years following the date of Closing.  This covenant is ancillary to the other commitments and agreements herein contained, and Seller and Anthony George acknowledge that but for the covenant contained in this Section, Purchaser would not enter into this transaction.  In the event of a violation of this covenant, Purchaser shall be entitled to an injunction restraining the breach of this covenant not to compete, in addition to any and all other remedies available to Purchaser at law or in equity for such breach.  Resort to any remedy provided for hereunder or provided for by law shall not prevent Purchaser from seeking any other appropriate remedy or remedies, or preclude the recovery by Purchaser of monetary damages for such breach.  Seller or Anthony George shall be deemed to be competing with Purchaser if Seller or Anthony George is conducting or participating directly or indirectly in any business or businesses subject to this restriction, whether for its/his own account or for that of any person.  In the event that any provision of this Section shall be determined to be invalid, ineffective or unenforceable, the remaining provisions of this Section shall remain in full force and effect and the invalid, ineffective or unenforceable provision shall, without further action, be automatically amended to effect the original purpose and intent of the invalid, ineffective, or unenforceable provision; provided, however, that such amendment shall only apply with respect to the operation of such provision in the particular jurisdiction in which such provision has been declared invalid, ineffective or unenforceable.

If Company defaults on the Deferred Payments, a bonus payment under Section 2.1(c), fails to satisfy an Assumed Liability or indemnity obligation, except a default timely cured under the Guaranty, then the obligations of Seller and Anthony George under this Section 8.3 shall expire 30 days following Seller or Anthony George giving Purchaser written notice of such default if such default is not fully cured prior to the expiration of such 30 day period.

           8.4           Confidential Information.  Seller and Anthony George hereby acknowledge that the Purchaser would be irreparably damaged if any proprietary or confidential information concerning the Business or the Purchased Assets (except for information that is or becomes generally known to the public, otherwise than through a breach of this Agreement) were disclosed to or used by any person engaged in competition with Purchaser.  Seller and Anthony George hereby covenant and agree that they shall not use or disclose any such confidential or proprietary information, except as expressly permitted hereunder or under any other agreement between Seller and Purchaser.  If Seller and Anthony George is requested or required by any governmental authority to disclose any of such proprietary or confidential information, then Seller or Anthony George shall provide Purchaser with prompt written notice of such request or requirement unless prohibited by law.  Purchaser may then either seek appropriate protective relief from all or part of such request or requirement or waive Seller’s or Anthony George’s compliance with the provisions of this Section with respect to all or part of such request or requirement.  Seller and Anthony George shall cooperate with Purchaser, at Purchaser’s reasonable expense, in attempting to obtain any reasonable protective relief that Purchaser chooses to seek.  If, after Purchaser has had a reasonable opportunity to seek such relief, Purchaser fails to obtain such relief, then Seller and Anthony George may disclose only that portion of such proprietary or confidential information which legal counsel advises it is compelled to disclose.  Notwithstanding the foregoing, the parties agree that such proprietary or confidential information shall expressly exclude any information which in the public domain through no breach of this Agreement or any prior confidentiality agreement, provided, however, that proprietary or confidential information shall not be deemed to be in the public domain merely because any part of the proprietary or confidential information is embodied in general disclosures or because individual features, components or combinations thereof are now or become known to the public.

8.5           Accounts Receivable.    In the event that Seller shall receive remittance from or on behalf of any account debtor with respect to the accounts receivable reflected in the Closing Balance Sheet, Seller shall endorse without recourse such remittance to the order of Purchaser and forward such remittance to Purchaser promptly upon receipt thereof.

Article 9
Indemnification

9.1           Indemnification of Purchaser.

(a)           From and after the Effective Date, Seller and Anthony George hereby agree, jointly and severally, to indemnify, defend, and hold harmless Purchaser and its partners, officers, employees, advisors, affiliates, agents, representatives and assigns (the “Purchaser Indemnitees”) from and against any and all liabilities, penalties, damages, losses, claims, costs, and expenses (including reasonable attorneys fees and expenses for the defense of any claim which, if proved, would give rise to an obligation of indemnity hereunder, notwithstanding that such claim may be settled prior to final judgment) BUT EXCLUDING INCIDENTAL, CONSEQUENTIAL AND/OR PUNITIVE DAMAGES, AND/OR OTHER FORMS OF ECONOMIC LOSSES AS TO CLAIMS MADE BY PURCHASER BUT NOT BY THIRD PARTIES arising out of or resulting directly or indirectly from (a) breach, falsity, or inaccuracy of any warranty, representation or covenant by Seller contained in this Agreement; (b) failure of Seller fully to pay, satisfy, perform or discharge, or cause to be paid, satisfied, performed or discharged, any liabilities not expressly assumed by Purchaser pursuant to the terms hereof; (c) nonperformance of any obligations or covenants on the part of Seller under this Agreement; (d) the presence of any Hazardous Material or Hazardous Material Contamination upon or about the real property upon which the Business has heretofore been operated during Seller’s occupancy and prior to the Effective Date; or (e) the conduct of the Business or of Seller’s employees, agents, or contractors prior to the Effective Date (other than liabilities expressly assumed by Purchaser pursuant to the terms hereof), including, without limitation, any violation of laws occurring or alleged to have occurred prior to the Effective Date or arising from, related to, or connected with the Business prior to the Effective Date; or (f) any loss to Purchaser due on account of a material breach or early termination of an employment agreement with Seller (each hereafter a “Claim”).

(b)           Notwithstanding anything herein to the contrary, the sole remedy for Purchaser under this indemnity for any Claim, except for a breach or non-performance of a covenant contained in this Agreement or any instrument herein contemplated to be executed and delivered by the parties hereto and as provided in Section 9.6, shall be offset against the Deferred Payments and the maximum amount that the Seller and Anthony George shall be obligated to pay in respect of any and all obligations of indemnity under this Section 9.1 shall be equal to the remaining amounts due, both principal and interest, of the Deferred Payments.  In addition, a Claim shall not be brought by Purchaser under or pursuant to this Section 9.1, unless either (i) the amount of that Claim exceeds $50,000, or (ii) the aggregate amount of all Claims (whether reimbursed or unreimbursed, and including both those theretofore made and any Claims then being made) exceeds $75,000.

           9.2           Indemnification of Seller.

(a)           From and after the Effective Date, Purchaser hereby agrees to indemnify, defend, and hold harmless Seller and its general partner and their respective equityholders, managers, officers, employees, advisors, affiliates, agents, representatives and assigns (the “Seller Indemnitees”) from and against any and all liabilities, penalties, damages, losses, claims, costs, and expenses (including reasonable attorneys fees and expenses for the defense of any claim which, if proved, would give rise to an obligation of indemnity hereunder, notwithstanding that such claim may be settled prior to final judgment) BUT EXCLUDING INCIDENTAL, CONSEQUENTIAL AND/OR PUNITIVE DAMAGES, AND/OR OTHER FORMS OF ECONOMIC LOSSES AS TO CLAIMS MADE BY SELLER BUT NOT BY THIRD PARTIES arising out of or resulting directly or indirectly from (i) breach, falsity, or inaccuracy of any warranty, representation or covenant by Purchaser contained in this Agreement; (ii) nonperformance of any obligations or covenants on the part of Purchaser under this Agreement; or (iii) the conduct of Purchaser’s employees, agents or contractors, or of the Business, or any condition, event or activity relating to the Business, on or after the Effective Date (each also hereafter a “Claim”).

(b)           Notwithstanding anything herein to the contrary, the maximum amount that the Purchaser, shall be obligated to pay in respect of any and all obligations of indemnity for a Claim under this Section 9.2 except for a breach or non-performance of a covenant contained in this Agreement or any instrument herein contemplated to be executed and delivered by the parties hereto, shall be equal to the remaining amounts due, both principal and interest, of the Deferred Payments.  In addition, a Claim shall not be brought by Seller under or pursuant to this Section 9.2, unless either (i) the amount of that Claim exceeds $50,000, or (ii) the aggregate amount of all Claims (whether reimbursed or unreimbursed, and including both those theretofore made and any Claims then being made) exceeds $75,000.

9.3           Responsibility for Defense.  The following procedures shall be applicable with respect to indemnification for claims by any person that is not a party to this Agreement or an affiliate of a party to this Agreement arising in connection with any provision of this Agreement.

(a)           Promptly after receipt by a Purchaser Indemnitee or a Seller Indemnitee seeking indemnification hereunder (an “Indemnitee”) of written notice of the assertion or the commencement of any Claim by a third party, whether by legal process or otherwise, with respect to any matter within the scope of this Section, the Indemnitee shall give written notice thereof (the “Notice”) to the party from whom indemnification is sought pursuant hereto (the “Indemnitor”).

(b)           Within thirty (30) days after receipt of any notice of a Claim, Indemnitor will, by giving written notice to Indemnitee, have the right to assume responsibility for the defense of the Claim in the name of Indemnitee or otherwise as Indemnitor may elect; provided that Indemnitor also acknowledge in writing its responsibility to indemnify Indemnitee with respect to such Claim; and provided further that failure of Indemnitor to exercise its right to assume responsibility for the defense of any Claim shall not restrict the ability of Indemnitee to subsequently join Indemnitor as a party in any litigation respecting such Claim nor shall Indemnitee be obligated to permit Indemnitor to assume or to continue responsibility for the defense if Indemnitee believes its rights, including without limitation, its right to be fully protected and paid under the indemnification, are or may become impaired or jeopardized.  In such event, Indemnitee shall have the right to defend the Claim and shall be automatically deemed to have reserved all of its rights against Indemnitor.

(c)           Notwithstanding Indemnitor’s responsibility for the defense of a Claim, Indemnitee shall have the right to participate, at its own expense and with its own counsel, in the defense of a Claim and Indemnitor will consult with Indemnitee from time to time on matters relating to the defense of such Claim and will provide such information and assistance as Indemnitee deem reasonably necessary to defend the Claim.  Indemnitee will provide Indemnitor with copies of all pleadings and correspondence relating to the Claim and will keep Indemnitee appraised of proposed adjustments, compromises and settlements.  Notwithstanding anything herein to the contrary, Indemnitor shall not be entitled to compromise or settle any such action without the prior written consent of Indemnitee.

9.4           Payment of Fees and Expenses.  If either party is entitled under this Section to indemnification for fees and expenses, such party shall be entitled to current reimbursement thereof upon the submission to the other party of a request for reimbursement setting forth in reasonable detail such costs and expenses to be reimbursed.

9.5           Right of Set-Off.  Upon written notice to Seller specifying in reasonable detail the basis for such set-off, Purchaser may set off any amount to which it may be entitled under this Article 9 against the Deferred Payments.  In the event that Seller does not agree to the proposed set-off, Seller shall within ninety (90) days of receipt of the written notice from Purchaser apply to the American Arbitration Association for the appointment of an arbitrator to be selected from a list of three (3) arbitrators supplied by the American Arbitration Association to both parties at the same time.  For a period of five (5) days after the list is delivered to it, each of Purchaser and Seller shall have the right to strike one name from the list of arbitrators, and the arbitrator not stricken shall be the arbitrator hereunder.  Any party unable or unwilling to so strike a name within the period required shall forfeit its right to participate in the selection of the arbitrator.  The arbitrator so selected shall then diligently conduct an arbitration proceeding, and the decision of the arbitrator shall be final and conclusive upon the parties hereto.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding.  Notwithstanding anything to the contrary contained in this Agreement, the exercise of such right of set-off by Purchaser in good faith, whether ultimately determined to be justified, will not constitute an event of default under any Agreements between the parties.  Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to Purchaser except as specified otherwise in this Agreement.

9.6           Rights of Indemnitor and Exclusive Remedy.  Upon the payment in full of any claim, the person making payment shall be subrogated to the rights of the indemnitee against any person with respect to the subject matter of such claim.  After the Effective Date and except for claims based on fraud or failure of Seller to provide Purchaser with

Good Title, the indemnification provided under Section 9.1 and Section 9.2, will be the exclusive remedy of the parties.  It is expressly understood and agreed that, except by virtue of the indemnification provisions set forth in Section 9.1 and Section 9.2, none of the parties are or will be entitled to any adjustment, reduction, set-off, damages, or the like in connection with the transactions contemplated by this Agreement.

Article 10
Amendment, Waiver and Termination

10.1          Amendment.  This Agreement may be amended at any time only by written instrument executed by both Seller and Purchaser.

10.2          Waiver.  Either party may at any time waive compliance by the other of any covenant or condition contained in this Agreement, but only by written instrument executed by the party waiving such compliance.  No such waiver, however, shall be deemed to constitute the waiver of any such covenant or condition in any other circumstance or the waiver of any other covenant or condition.  The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not constitute a waiver of such provisions.

10.3          Extension.  At any time prior to the Closing any party hereto may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto.

10.4          Termination.  This Agreement may be terminated without breach by the terminating party as follows.

(a)           Termination by Purchaser.  Purchaser may terminate this Agreement: (1) if any representation or warranty of Seller in this Agreement is untrue or inaccurate, (2) if Seller has breached, in any material respect, any of its obligations under this Agreement, or (3) if Purchaser determines, in its reasonable and good faith judgment, that any condition to its obligation to close the purchase of the Purchased Assets will not be satisfied on or before the Closing Date.

(b)           Termination by Seller.  Seller may terminate this Agreement if: (1) any representation or warranty of Purchaser in this Agreement is untrue, incomplete, misleading or inaccurate, (2) Purchaser has breached, in any material respect, any of its obligations under this Agreement, or (3) Seller determines, in its reasonable and good faith judgment, that any condition to its obligation to close the sale of the Purchased Assets will not be satisfied as of Closing.

(c)           Termination by Either Party.  This Agreement may be terminated by either party if the Closing does not occur within seven (7) days of the stated Closing Date, provided that a party then in material breach of this Agreement may not exercise such right.

(d)           Termination by Agreement.  This Agreement may be terminated at any time prior to the Closing by written agreement signed by both parties.

(e)           Termination by Order.  This Agreement may be terminated by Seller or Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

10.5          Effect of Termination.  In the event of termination of this Agreement pursuant to this Section, this Agreement shall terminate and there shall be no further liability on the part of Seller or Purchaser under this Agreement; provided, however, that the provisions of Section 5.2 (Confidentiality), Section 5.3 (Public Disclosure), and this Section 10.5 shall remain in full force and effect and survive any termination of this Agreement; and provided further, that nothing in this Section 10.5 shall relieve the Purchaser or Seller of any liability for a breach of this Agreement.  Nothing in this Section shall relieve a breaching or defaulting party from liability arising from any breach or default of this Agreement prior to termination.  If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same or destroy such documents, work papers and other material and confirm such destruction in writing.

Article 11
Miscellaneous

11.1          Cooperation.  Purchaser and Seller will use reasonable efforts to cooperate with each other, at the other party’s request and expense, in furnishing information, testimony, and other assistance in connection with any actions, proceedings, arrangements, and disputes with other persons, or governmental inquiries or investigations involving Seller or Purchaser’s conduct of the Business or the transactions contemplated hereby.

11.2          Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the extent permitted by law.

11.3          Brokers; Expenses.  Purchaser has engaged Mills and Stowell and Seller has engaged Crutchfield Capital Corporation.  Each party agrees to hold the other harmless from any claims by a broker or finder claiming by, through or under the indemnifying party.  Each party will bear its own expenses incurred in connection with this Agreement and the transaction contemplated hereby, whether or not such transaction shall be consummated except as otherwise expressly provided in this Agreement.

11.4          Taxes.  Seller will bear any state, federal or foreign transfer, sales or use taxes, if any, which may result from the transfer of the Acquired Assets from Seller to Purchaser.

11.5          Notices.  All notices required or permitted to be given under this Agreement shall be in writing and may be delivered by personal delivery, by nationally recognized private courier, by PDF/email, or by United States mail. Notices delivered by mail shall be deemed given five business days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by personal delivery, PDF/email, or by nationally recognized private courier shall be deemed given on the first business day following receipt. However, a notice delivered by PDF/email shall only be effective upon electronic confirmation of receipt and must be confirmed by a mailed copy of the notice using United States mail, postage prepaid, registered or certified mail, return receipt requested, mailed either on the same day or the first business day after the PDF/email is sent.  All notices shall be addressed as follows:

if to the Purchaser, to:	ENGlobal Automation Group, Inc.
ATTN: Corporate Secretary
654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060
Email address: corpsec@englobal.com

with a copy to:

ENGlobal Legal
ATTN: Katrina Hamrick
654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060
Email address: katrina.hamrick@ englobal.com

if to the Seller, to:	Control Dynamics International, L.P.
c/o Anthony George
6 East Sienna Place,
The Woodlands, TX 77384
Email: ageorge4@sbcglobal.net

with a copy to:

Dayle C. Pugh
Bateman│Pugh, PLLC
909 Fannin St., Suite 1800
Houston, Texas 77010

Email: dcp@bpattorneys.com

Either party may change its address for notice hereunder by notice to the other party.

11.6            Assignment.  This Agreement and the rights, obligations and liabilities hereunder shall be binding upon and inure to the benefit of the successors and assignees of each of the parties hereto, but no rights, obligations or liabilities hereunder shall be assignable or delegable by any party without the prior written consent of the other party hereto.

11.7            No Third Parties.  This Agreement is not intended to, and shall not, create any rights in or confer any benefits upon any person other than the parties hereto and the Purchaser Indemnitees and the Seller Indemnitees.

11.8            Incorporation by Reference.  All Schedules and Exhibits to this Agreement constitute integral parts of this Agreement and are incorporated herein by this reference for all relevant purposes.  The Schedules have been separately compiled, and initialed by the undersigned representatives of Seller and Purchaser.

11.9            Counterparts, Faxes and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.  A signature transmitted by facsimile or electronically shall have the same force and effect as an original signature.

11.10           Entire Agreement; Time is of the Essence.  This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any contemporaneous or prior oral or written agreement or understanding, including the letter of intent, which shall terminate immediately, and be of no further force and effect, upon execution and delivery of this Agreement by the parties hereto.  Time is of the essence of this Agreement.

11.11           Interpretation.  The headings in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.  All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.  Each defined term identified herein with initial capital letters shall have the meaning ascribed to such term herein.  Each party agrees that the language and all parts of this Agreement shall be construed as a whole according to its fair meaning, and irrespective of any party or its counsel’s role in drafting this Agreement shall not be strictly construed for or against any party.  The parties acknowledge that each has reviewed this Agreement and has had the opportunity to have it reviewed by its attorney and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any part thereof or attachment thereto.

11.12           Survival of Representations and Covenants. All representations, warranties, covenants and agreements made in this Agreement shall survive the execution and delivery of this Agreement and the Closing of the transaction herein described until the expiration of two years following the date of Closing.  All statements contained in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Seller hereunder.

11.13           Definition of Knowledge.   Seller will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a limited liability company manager, officer, or partner or officer of Seller or its general partner has, or at any time had, knowledge of that fact or other matter.

11.14           GOVERNING LAW.  All disputes relating to the execution, interpretation, construction, performance or enforcement of this Agreement and the rights and obligations of the parties hereto shall governed by the laws of the State of Texas, excluding it conflicts of laws provisions, and resolved in the State and Federal courts in Harris County, Texas.  Seller and Purchaser hereby consent to and waive any objections to venue and jurisdiction in such courts.

[Signature pages follow.]

EXECUTED by the duly authorized representatives of the parties to be effective as of the date first set forth above.

SELLER:
Control Dynamics International, L.P.
By CDI GP, LLC, its General Partner

By: /s/ George Anthony
George Anthony, CEO

PURCHASER:
ENGlobal Automation Group, Inc.

By: /s/ William A. Coskey _
William A. Coskey, CEO

EXHIBIT A

to the

Asset Purchase Agreement

Allocation of Purchase Price

Furniture, Fixtures and Equipment:

Intangibles and Goodwill: $

EXHIBIT B

to the

Asset Purchase Agreement

Consulting Agreement

See Attached.

EXHIBIT C

to the

Asset Purchase Agreement

Employment Agreement

See Attached.